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SCHEDULE 14A

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Tesla, Inc.

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On April 23, 2024, Tesla, Inc. (“Tesla”) held an earnings call (the “Earnings Call”) announcing its financial results for the first quarter of 2024. Excerpts from the transcript of the Earnings Call containing information relating to Tesla’s 2024 Annual Meeting of Stockholders can be found below.

Tesla, Inc.

First Quarter 2024 Financial Results Q&A Webcast

Tuesday, April 23, 2024, 4:30 PM Central

Question:

Great, thanks. Yeah, so couldn't agree more. The thesis hinges completely on AI, the future of AI, full self-driving, neural net training, all of these things. In that context, Elon, you've spoken about your desire to obtain 25% voting control of the company, and I understand completely why that would be.

So I'm not necessarily asking about that. I'm asking if you've come up with any mechanism by which you can ensure that you'll obtain that level of voting control, because if not, then the core part of the thesis could potentially be at risk. So any additional commentary you might have on that topic?

Answer by Elon Musk:

Well, I think no matter what Tesla, you know, even if I got kidnapped by aliens tomorrow, Tesla will solve autonomy, maybe a little slower, but it would solve autonomy for vehicles at least. I don't know if it would win on, with respect to Optimus or with respect to future products. But it would, but there's enough momentum for Tesla to solve autonomy even if I disappeared, for vehicles. Now there's a whole range of things we can do in the future beyond that; I'd be more reticent with respect to Optimus. You know, if we have a super sentient humanoid robot that can follow you indoors, and that you can't escape, you know, we're talking terminator level risk, then I'd be uncomfortable with, you know, if there's not some meaningful level of influence over how that is deployed.

And if there's, you know, shareholders have an opportunity to ratify or re ratify, the compensation. I guess I can't say that, but that is a fact. They have an opportunity. And we'll see, if the company generates a lot of positive cash flow, we could obviously buy back shares.

Additional Information and Where to Find It

Tesla has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on Schedule 14A with respect to its solicitation of proxies for Tesla’s 2024 annual meeting. Such proxy statement is in preliminary form and Tesla plans to file with the SEC, and furnish to its stockholders, a definitive proxy statement in connection with the 2024 annual meeting of stockholders (the “Definitive Proxy Statement”). The Definitive Proxy Statement will contain important information about the matters to be voted on at the 2024 annual meeting. STOCKHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2024 ANNUAL MEETING. Stockholders will be able to obtain free copies of these documents and other documents filed with the SEC by Tesla through the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participants in the Solicitation

Tesla and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Tesla in connection with 2024 annual meeting. Information regarding the interests of participants in the solicitation of proxies, if any, in respect of the 2024 annual meeting will be included in the Definitive Proxy Statement.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting Tesla’s current expectations that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements concerning its goals, commitments, strategies and mission, its plans and expectations regarding the proposed redomestication of Tesla from Delaware to Texas (the “Texas Redomestication”) and the ratification of Tesla’s 2018 CEO pay package (the “Ratification”), expectations regarding the future of litigation in Texas, including the expectations and timing related to the Texas business court, expectations regarding the continued CEO innovation and incentivization under the Ratification, potential benefits, implications, risks or costs or tax effects, costs savings or other related implications associated with the Texas Redomestication or the Ratification, expectations about stockholder intentions, views and reactions, the avoidance of uncertainty regarding CEO compensation through the Ratification, the ability to avoid future judicial or other criticism through the Ratification, its future financial position, expected cost or charge reductions, its executive compensation program, expectations regarding demand and acceptance for its technologies, growth opportunities and trends in the markets in which we operate, prospects and plans and objectives of management. The words “anticipates,” “believes,” “continues,” “could,” “design,” “drive,” “estimates,” “expects,” “future,” “goals,” “intends,” “likely,” “may,” “plans,” “potential,” “seek,” “sets,” “shall,” “spearheads,” “spurring,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Tesla may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on Tesla’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause Tesla’s actual results to differ materially from those in the forward-looking statements, including, without limitation, risks related to the Texas Redomestication and the Ratification and the risks set forth in Part I, Item 1A, “Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and that are otherwise described or updated from time to time in Tesla’s other filings with the SEC. The discussion of such risks is not an indication that any such risks have occurred at the time of this filing. Tesla disclaims any obligation to update any forward-looking statement contained in this document.